Exhibit 99.1

Press Release
MUFG Americas Holdings Corporation and MUFG Union Bank, N.A. Announce CEO Transition

New York, NY (March 16, 2015) – MUFG Americas Holdings Corporation and MUFG Union Bank N.A. today announced that Masashi Oka, who currently serves as Executive Chairman, has also been named Acting President and Chief Executive Officer, effective immediately. Mr. Oka will replace Katsumi Hatao whose resignation was accepted by the Board.
Mr. Oka previously served as President and CEO of UnionBanCal Corporation and Union Bank, from July 2010 through June 2014; and CEO for the Americas for The Bank of Tokyo-Mitsubishi UFJ, Ltd., from May 2012 through June 2014. He also served as CEO for the Americas for Mitsubishi UFJ Financial Group until July 2014.

ABOUT MUFG AMERICAS HOLDINGS CORPORATION
Headquartered in New York, MUFG Americas Holdings Corporation is a financial holding company and bank holding company with assets of $113.7 billion at December 31, 2014. Its principal subsidiary, MUFG Union Bank, N.A., provides an array of financial services to individuals, small businesses, middle-market companies, and major corporations. As of December 31, 2014, MUFG Union Bank, N.A. operated 414 branches, comprised primarily of retail banking branches in the West Coast states, along with commercial branches in Texas, Illinois, New York and Georgia, as well as two international offices. MUFG Americas Holdings Corporation is a wholly-owned subsidiary of The Bank of Tokyo-Mitsubishi UFJ, Ltd. which is a wholly-owned subsidiary of Mitsubishi UFJ Financial Group, Inc., one of the world’s largest and most diversified financial groups. Visit www.unionbank.com for more information.
ABOUT MUFG UNION BANK, N.A.
MUFG Union Bank, N.A., is a full-service bank with offices across the United States. We provide a wide spectrum of corporate, commercial, retail banking and wealth management solutions to meet the needs of customers. The bank also offers an extensive portfolio of value-added solutions for customers, including investment banking, personal trust, capital markets, global treasury management, transaction banking and other services. With assets of $113.1 billion (USD), as of December 31, 2014, the bank has strong capital reserves, credit ratings and capital ratios relative to peer banks. MUFG Union Bank is a proud member of the Mitsubishi UFJ Financial Group (NYSE: MTU), one of the world’s largest financial organizations with total assets of approximately ¥279 trillion (JPY) or $2.3 trillion (USD)1, as of December 31, 2014. MUFG Americas Holdings Corporation, the financial holding company and MUFG Union Bank, N.A. have corporate headquarters in New York City.
1 Exchange rate of USD=¥119.78 (JPY) as of December 31, 2014

Press Contact
Lauren Sambrotto
(212) 782-4909
lsambrotto@us.mufg.jp